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                                                                       EXHIBIT 5

FirstEnergy Corp.
76 South Main Street
Akron, Ohio 44308

Dear Sirs:

     I am Associate General Counsel of FirstEnergy Corp., an Ohio corporation (the "Company"). This opinion is furnished to you in connection with a registration statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), for the registration of 6,000,000 shares of the Company's common stock, $0.10 par value per share (the "Shares"). The Shares are to be offered and sold by the Company pursuant to the Company's Stock Investment Plan (the "Plan"), or any successor plans thereto, as such plans or successor plans may be amended from time to time.

     In connection with this opinion, I (or persons under my supervision and control) have reviewed originals or copies, certified or otherwise identified to my satisfaction, of the Registration Statement, the Company's Articles of Incorporation, the Company's Regulations, the Plan and the resolutions of the Board of Directors of the Company relating to the authorization and proposed issuance and sale of the Shares pursuant to the Plan. In addition, I (or persons under my supervision and control) have reviewed originals, or copies certified or otherwise identified to my satisfaction, of such other instruments, certificates, records and documents and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have reviewed such questions of law, as I have deemed necessary or appropriate for purposes of this opinion. In such review, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to the original documents of all documents submitted as copies and the authenticity of the originals of such latter documents.

     Based upon the foregoing, and subject to the qualifications and limitations stated herein, I am of the opinion that when

     (i)  the Registration Statement shall have become effective under the Act,

     (ii) the Shares shall have been duly issued in accordance with the terms of the Plan as described in the Registration Statement and in accordance with the applicable resolutions of the Board of Directors of the Company,

     (iii) the Shares shall have been delivered to the purchasers thereof against payment of the agreed consideration thereof determined in accordance with the terms of the Plan, and

     (iv) the issuance and sale of the Shares shall have been authorized by all necessary action of the Commission under the Public Utility Holding Company Act of 1935, as amended,

the Shares will have been duly authorized, validly issued, fully paid and non-assessable.

     This opinion is rendered to you in connection with the above-described transaction. This opinion may not be relied upon by you for any other purpose, or relied upon by, or furnished to, any other person, firm or corporation without my prior written consent.
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     I consent to the filing of this opinion as an exhibit to the Registration
Statement, and I further consent to the use of my name under the caption "Legal Matters" in the Registration Statement.

     I am a member of the Bar of the State of Ohio, and I do not express any opinion herein concerning any law other than the law of the State of Ohio and the federal law of the United States.

                                         Very truly yours,

                                         /s/ GARY D. BENZ
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